SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                                  PROCEPT, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X]  No fee required.
    [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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 [_] Fee paid previously with preliminary materials.

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 [_] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:

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         (2) Form, Schedule or Registration Statement No.:

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         (3) Filing Party:

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         (4) Date Filed:

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

                                  PROCEPT, INC.

               840 Memorial Drive, Cambridge, Massachusetts 02139
                                 (617) 491-1100

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    A special meeting of the stockholders of Procept, Inc., a Delaware corporation ("Procept"), will be held at the offices of Procept, 840 Memorial Drive, Cambridge, Massachusetts, at 10:00 a.m. on Monday, September 29, 1997, for the following purposes:


    1. To ratify and approve the issuance of certain securities by the Company in a private placement in June 1997, certain agreements entered into by the Company in connection therewith and other matters related thereto.

    2. To approve the issuance of up to a maximum of 200 units to investors in a private placement, with each unit consisting of 1,000 shares of Series B Convertible Preferred Stock and warrants to purchase 333,333 shares of common stock.

    3. To approve an amendment of Procept's Restated Certificate of Incorporation to consummate a one for seven reverse stock split (a stock combination) of the outstanding shares of common stock.

    4.  To transact such other business as may properly come before the meeting.


    Only stockholders of record at the close of business on August 25, 1997 will be entitled to vote at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                             By order of the Board of Directors,


                                             Lynnette C. Fallon
                                             Secretary


September 6, 1997

                                  PROCEPT, INC.

               840 Memorial Drive, Cambridge, Massachusetts 02139
                                 (617) 491-1100

                                 ---------------

                                 Proxy Statement

                                 ---------------

                               GENERAL INFORMATION


         The enclosed proxy is solicited on behalf of the Board of Directors of Procept, Inc. ("Procept" or the "Company") for use at a special meeting of stockholders to be held at the offices of Procept, 840 Memorial Drive, Cambridge, Massachusetts, at 10:00 a.m. on Monday, September 29, 1997, and at any adjournments or postponements thereof.

         The authority granted by an executed proxy may be revoked, at any time before its exercise, by filing with the Secretary of Procept a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted in accordance with the recommendations of the Board of Directors.

         On August 25, 1997, Procept had outstanding 13,722,334 shares of common stock, $.01 par value (the "Common Stock") and 28,000 shares of Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), which are its only outstanding classes of voting stock. Only stockholders of record at the close of business on August 25, 1997 will be entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. The holders of Series A Preferred Stock are entitled to 213 votes for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting, representing an aggregate of 5,964,000 votes. The presence at the meeting, in person or by proxy, of a majority in interest of the shares of Common Stock and Series A Preferred Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum.

         The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers and other employees of the Company personally, by telephone, facsimile or other means. To assist in the solicitation of proxies, the Company has engaged D.F. King for a base fee of $3,500 plus an additional fee per contact made. The Company will also request brokerage houses and other nominees of fiduciaries to forward copies of its proxy material to beneficial owners of Common Stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

         The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is September 6, 1997.

                                   IMPORTANT

     Please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Special Meeting or not, your shares can be voted. This will not limit your right to attend or vote at the meeting.

                           JUNE 1997 PRIVATE PLACEMENT


         Pursuant to a Securities Purchase Agreement dated as of June 30, 1997 (the "Purchase Agreement") among the Company, The Aries Fund, a Cayman Island trust (the "Trust"), and The Aries Domestic Fund, L.P., a Delaware limited partnership (the "Fund" and, together with the Trust, the "Purchasers"), the Purchasers invested an aggregate of $3 million of their respective general funds in exchange for 5,973,334 shares of the Company's Common Stock (the "Common Shares"), $200,000 in principal amount of convertible notes (the "Notes") and Class A and Class B Warrants (the "Warrants") to purchase, at any time prior to June 30, 2002, 2,742,696 and 7,602,132 shares of Common Stock, respectively (the "Series A Transaction").

         The Trust purchased 3,882,667 shares of Common Stock, a $130,000 Note initially convertible into 277,333 shares of Common Stock and Warrants to purchase 6,724,138 additional shares of Common Stock; the Fund purchased 2,090,667 shares of Common Stock, a $70,000 Note initially convertible into 149,333 shares of Common Stock and Warrants to purchase 3,620,690 additional shares of Common Stock. The 5,973,334 shares of Common Stock acquired on June 30, 1997, represented approximately 30% of the outstanding Common Stock of Procept upon consummation of the Series A Transaction. At June 30, 1997, the securities acquired by the Purchasers in the Series A Transaction, on an as converted basis, represented more than 50% of the Company's outstanding Common Stock. Prior to the transactions contemplated by the Purchase Agreement, no single stockholder held 10% or more of the outstanding Common Stock. The securities purchased in the Series A Transaction are subject to significant anti-dilution adjustments.

         At the Company's annual meeting, the stockholders approved an amendment and restatement of the Company's Restated Certificate of Incorporation which authorized 1,000,000 shares of "blank-check" preferred stock. On August 1, 1997, the Board of Directors established a series of 30,061 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). On August 22, 1997, the Purchasers exchanged the Common Shares for 28,000 shares of the Series A Preferred Stock. Such Series A Preferred Stock is initially convertible back into Common Stock at a conversion price per share equal to the price paid by the Purchasers for each Common Share, but is subject to significant conversion rate adjustments, based on future events. Most significantly, upon the earlier of this meeting (if a vote in favor of this proposal is obtained) or September 30, 1997 (the "Approval Date"):

         (i) the conversion price of the Series A Preferred Stock and the Notes will be reduced to a conversion price equal to the lesser of $0.29 or 50% of a formula price based on trading prices at various times (the "New Price"); and

         (ii) the Class A Warrants and Class B Warrants will be exchangeable for new warrants to acquire, at an exercise price per share equal to the New Price, the number of shares determined by dividing the sum of the aggregate of the exercise price of the Class A Warrants and the Class B Warrants by the New Price.

         Please refer to the following share ownership table for more detail concerning the aggregate and percentage beneficial ownership positions of the Purchasers and their affiliates.

         Other significant features of the Series A Preferred Stock include (i) a per share annual dividend, payable in cash or in kind, of 10% of the sum of $140 plus accrued but unpaid dividends, (ii) the right to receive a $140 special per share dividend before dividends are paid to holders of Common Stock, (iii) the right to participate in most subsequent dividend distributions to Common Stock holders and (iv) the right to a liquidation preference of $140 per share plus accrued but unpaid dividends. Generally, except as required by law, the holders of the shares of Series A Preferred Stock and the holders of the shares of Common Stock will vote together as one class, with the holders of Series A Preferred Stock entitled to a number of votes equal to the number of shares of Common Stock into which their shares are then convertible. However, until the Approval Date, the holders of the Series A Preferred Stock are not entitled to vote in any election of directors of the Company except that they may appoint up to three directors of the Company. In addition, the affirmative vote of at least 50% of the outstanding Series A Preferred Stock, voting separately as a class, is needed to, among other things, incur indebtedness in excess of $100,000 and authorize the issuance of equity securities ranking prior to or on parity with the Series A Preferred Stock.

         Pursuant the terms of the Purchase Agreement, the Purchasers have a right, for a period of five years, to nominate a majority of the voting members of Procept's Board of Directors. However, until the Approval Date, the Purchasers may only nominate up to three members of the Board. Procept has agreed to use its best efforts, including by the voting of proxies it is entitled to vote, to elect such designees. Michael S. Weiss has been elected as a member and as Chairman of the Board of Directors of Procept as a designee of the Purchasers. The Purchasers hold numerous other control rights on the activities of the Company under the Purchase Agreement, including but not limited to, rights over issuance of equity securities, borrowing of money, expenditures and acquisitions.

         The Company's Board of Directors unanimously approved the Series A Transaction based upon Procept's need to raise funds in order to finance continuing activities, the lack of attractive alternative opportunities and the Purchasers' experience with financially-troubled biotechnology companies. In addition, at the time of the Series A Transaction, a placement agent affiliated with the Purchasers was engaged for a proposed private offering of between 25 and 200 units, each consisting of 1,000 shares of Series B Preferred Stock and five-year warrants to purchase 333,333 shares of Common stock. Such offering would occur, if at all, after October 1, 1997. See "Proposal 2 - Approval of the Series B Unit Offering."

         Under a letter of intent with the Purchasers, the Company agreed to enter into a non-exclusive financial advisory agreement with a financial advisor affiliated with the Purchasers. Such engagement will provide that the financial advisor receive (i) a monthly retainer of $4,000 (minimum engagement of 24 months), (ii) out-of-pocket expenses and (iii) standard cash and equity success fees in the event the financial advisor assists the Company in connection with certain financings, business combinations, technology acquisitions and strategic transactions. In addition, upon the completion of a subsequent equity financing, the Company has agreed to sell to the financial advisor and/or its designees, for $.001 per warrant, warrants to purchase a number of securities equal to 15% of the securities sold in such subsequent financing, exercisable for a period of five years commencing six months after the final closing date of the subsequent financing at an exercise price equal to 110% of the initial offering price of the securities sold in such financing.

         The Series A Transaction and the above-referenced agreements are referred to herein as the "June 1997 Agreements."

                                 SHARE OWNERSHIP

         The following table and footnotes set forth certain information regarding the beneficial ownership of Procept's Common Stock as of August [22], 1997 by (i) persons known by Procept to be beneficial owners of more than 5% of the Common Stock, (ii) the Chief Executive Officer and all other executive officers whose 1996 salary and bonus exceeded $100,000, (iii) each director of Procept, and (iv) all current executive officers and directors of Procept as a group:


                                                                                     Shares
                                                                           Beneficially Owned (1)
                                                                          -------------------------
         Beneficial Owner                                                 Shares            Percent
         ----------------                                                 ------            -------

The Aries Trust......................................................   22,727,330(2)       62.4%
The Aries Domestic Fund
Paramount Capital Asset Management, Inc.
Dr. Lindsay A. Rosenwald
  c/o Paramount Capital Asset Management, Inc.
  787 Seventh Avenue
  New York, NY  10019

Aeneas Venture Corporation...........................................    1,184,393           6.0%
 600 Atlantic Avenue
 Boston, MA 02110

Stanley C. Erck......................................................      262,648(3)        1.3%

James C. Jenson, Ph.D................................................       79,365(4)          *

Michael J. Higgins...................................................       40,649(5)          *

Michael S. Weiss.....................................................            0(6)          *

Zola P. Horovitz, Ph.D...............................................       30,000(7)          *

Max Link, Ph.D.......................................................       30,000(8)          *

Ellis L. Reinherz, M.D...............................................       26,412(9)          *

All current executive officers and directors as
     a group (7 persons).............................................      469,074(10)       2.3%



--------------------

* Indicates less than 1%


(1) Numbers of shares and percentages assume the conversion of the outstanding shares of Series A Preferred Stock at the lowest conversion rate which the Company knows will be in effect at any point in the 60 day period commencing on August [22], 1997. Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such stockholder, subject to community property laws where applicable. Shares of Common Stock issuable upon the conversion of Series A Preferred Stock or on the exercise of options or warrants currently exercisable or exercisable within 60 days of August [22], 1997 are treated as outstanding solely for the purpose of calculating the amount and percentage of shares beneficially owned by the holder of such options or warrants.

(2) Represents the following shares which are issuable on conversion or exercise of outstanding convertible securities within 60 days after August [22,] 1997: (i) 6,275,862 shares of Common Stock issuable on conversion of 18,200 outstanding shares of Series A Preferred Stock held by The Aries Fund, (ii) 448,275 shares of Common Stock issuable upon conversion of outstanding Notes in the principal amount of $130,000 held by The Aries Fund, assuming a conversion rate of $0.29, (iii) 8,048,628 shares of Common Stock issuable upon exercise of outstanding warrants held by The Aries Fund, (iv) 3,379,310 shares of Common Stock issuable on conversion of 9,800 outstanding shares of Series A Preferred Stock held by The Aries Domestic Fund, L.P., (v) 241,379 shares of Common Stock issuable upon conversion of outstanding Notes in the principal amount of $70,000 held by The Aries Domestic Fund, L.P., assuming a conversion rate of $0.29, and
     (vi) 4,333,876 shares of Common Stock issuable upon exercise of outstanding warrants held by The Aries Domestic Fund, L.P. The conversion rate of the Preferred Stock and the Notes and the number of shares issuable pursuant to the Warrants held by the Purchasers are subject to increase in accordance with the terms of such securities. Paramount Capital Asset Management, Inc. ("PCAM"), Dr. Lindsay A. Rosenwald, The Aries Fund and The Aries Domestic Fund, L.P. (the "Purchasers") filed a Statement on Schedule 13D with the Securities and Exchange Commission reflecting the Purchasers' acquisition of these securities on June 30, 1997 (the "Schedule 13-D"). According to the Schedule 13D, Dr. Rosenwald and PCAM may be deemed to have shared voting and investment power over the shares of Common Stock that may be deemed to be beneficially owned by the Purchasers. Pursuant to the Securities Purchase Agreement dated June 30, 1997 with the Company, the Purchasers have the right to appoint a majority of the members of the Board of Directors of the Company; provided, however, that until the Approval Date, the Purchasers have the contractual right to appoint only three directors. As of the date of this Proxy Statement, the Purchasers have only nominated one director to the Board of Directors, Michael S. Weiss.

(3) Includes 184,371 shares issuable to Mr. Erck upon the exercise of options currently exercisable or exercisable within 60 days of August [22], 1997.

(4) Includes 40 shares held by Dr. Jenson's sons and 74,569 shares issuable to Dr. Jenson upon the exercise of options currently exercisable or exercisable within 60 days of August [22], 1997; these options, however, will terminate on October [__], 1997.

(5) Includes 36,030 shares issuable to Mr. Higgins upon the exercise of options currently exercisable or exercisable within 60 days of August [22], 1997 and 100 shares held in a trust for the benefit of Mr. Higgins' daughter.

(6) Does not include shares held of record or issuable to the Purchasers. Mr. Weiss is a Senior Managing Director of Paramount Capital, Inc., an affiliate of PCAM, which is the investment manager of The Aries Fund and the General Partner of the Aries Domestic Fund, L.P. Mr. Weiss disclaims beneficial ownership of the shares held by the Purchasers.

(7) Consists solely of shares issuable to Dr. Horovitz upon the exercise of options currently exercisable or exercisable within 60 days of August [22], 1997.

(8) Includes 15,000 shares issuable to Dr. Link upon the exercise of options currently exercisable or exercisable within 60 days of August [22], 1997.

(9)    Includes 2,500 shares held by Dr. Reinherz's son.

(10)   See notes (3) through (9).

   PROPOSAL 1 -- RATIFICATION AND APPROVAL OF THE JUNE 1997 AGREEMENTS


Nasdaq Requirements

         The Company's shares of Common Stock are listed on the National Market operated by The Nasdaq Stock Market, Inc. ("Nasdaq"), a subsidiary of the National Association of Securities Dealers (the "NASD"). In the Company's Nasdaq National Market Listing Agreement (the "Listing Agreement"), the Company agreed to obtain shareholder approval for certain transactions and acknowledged that the NASD may remove the Company's securities from the National Market if the Company fails to comply with its agreement. Rule 4460 of the Nasdaq Marketplace Rules requires issuers listed on the Nasdaq National Market to obtain shareholder approval prior to the issuance of (i) securities resulting in a change in control of the issuer and (ii) common stock (or securities convertible into or exercisable for common stock) at a price less than market value if such issuance equals 20% or more of the common stock or voting power outstanding before the issuance, except in a public offering.

         The Company believes that the Nasdaq Marketplace Rules require approval of certain of the transactions and agreements contemplated by the June 1997 Agreements. Failure to obtain such approval, moreover, could result in the NASD notifying the Company that its Common Stock will no longer be quoted on the Nasdaq National Market. The Board of Directors believes that such a delisting could adversely affect the ability of the Company to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, could reduce the price at which such shares trade and the transactions costs inherent to trading such shares. As a result, the Board of Directors is seeking ratification and approval of the June 1997 Agreements. See "June 1997 Private Placement." There can be no assurance, however, that such ratification and approval of the June 1997 Agreements will prevent The Nasdaq from delisting the Common Stock from the National Market.


Vote Required

         The Nasdaq Marketplace Rules provide that the minimum vote which constitutes stockholder approval is a majority of the total votes cast on the proposal in person or by proxy. The Common Stock and Series A Preferred Stock will vote together as a single class on an as-converted basis. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

         In light of the Purchasers' participation in the transactions for which approval is sought, the Purchasers have informed the Company that they intend to vote their shares on this proposal in the same proportion in favor, against and abstain as the votes cast by the other stockholders of the Company.


      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

              PROPOSAL 2 -- APPROVAL OF THE SERIES B UNIT OFFERING

         The Company will require substantial additional capital to continue its operations and has entered into a letter of intent (the "Letter of Intent") with a placement agent (the "Placement Agent") for a private placement of its equity securities (the "Series B Unit offering"). However, such Letter of Intent does not constitute a legal commitment by the Placement Agent and there can be no assurance that such offering will be consummated, in which event the Company will require alternative financing to continue its operations or that the terms of the proposed offering will not change as a result of negotiation between the Company and the Placement Agent.

         It is anticipated that the offering will be for a maximum of up to 200 units with each unit consisting of 1,000 shares of Series B Preferred Stock (a series of preferred stock to be created by the Board of Directors) and B Unit Warrants ("Series B Unit Warrants") to purchase 333,333 shares of Common Stock (each a "Series B Unit"). There can be no assurance that the maximum number of Series B Units will be sold.

Series B Preferred Stock.

         Procept currently anticipates that the terms of the Series B Preferred Stock will be substantially similar to the Series A Preferred Stock, with the initial conversion price to Common Stock set at a substantial discount (currently estimated to be 25%) to market at the closing of the Series B Unit offering. Such terms, however, are subject to negotiation with the Placement Agent.

         The conversion price for the Series B Preferred Stock will be subject to adjustment upon the occurrence of certain events, such as below market or conversion price issuances or stock dividends or stock splits of the Common Stock. In addition, the conversion price will be subject to certain reset features in the event the Common Stock price at certain dates is less than the then effective conversion price or fails to achieve certain agreed upon levels. Additionally, an adjustment in the conversion price is expected to be made in the case of the reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company.

Series B Unit Warrants.

         The following is a summary of the currently proposed terms of the Series B Unit Warrants. Such terms are subject to negotiation with the Placement Agent.

         Each Series B Unit Warrant will be exercisable, initially, for one share of Common Stock at an exercise price equal to a substantial discount to the then current price. As proposed, the Series B Unit Warrants will be exercisable prior to the fifth anniversary of the final closing date of the Series B Unit Offering, but will be subject to earlier redemption based on market prices. No fractional shares will be issued upon exercise of the Series B Unit Warrants, and the Company will pay cash in lieu of fractional shares.

         The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Series B Unit Warrants are expected to be subject to adjustment upon the occurrence of certain events, such as below market or conversion price issuances or stock dividends or stock splits of the Common Stock. Additionally, an adjustment is expected to made in the case of the reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company, in order to enable warrant holders to acquire the kind and number of shares of Common Stock that might otherwise have been purchased upon the exercise of the B Unit Warrants. No adjustment to the exercise price of the shares subject to the B Unit Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock.

The Placement Agent.

         The Company anticipates that it will enter into a Placement Agency Agreement (the "Placement Agency Agreement") with the Placement Agent whereby the Placement Agent will act as placement agent in connection with a "best efforts" offering of the Series B Units in the Series B Unit offering.

         Under the proposed terms, the Placement Agent will receive cash commissions of 9% of the gross proceeds from the sale of all units in the Series B Unit Offering. The Company is also expected to cover the Placement Agent's expenses including without limitation, payment of a non-accountable expense allowance equal to 4% of the gross proceeds from the sale of all of the units in the Private Placement. Furthermore, it is anticipated that upon the final closing of the Series B Unit Offering, the Company will grant the Placement Agent or its designees warrants to purchase additional securities.

Dilution.

         The issuance of shares of Series B Preferred Stock, and Common Stock upon the exercise of Series B Unit Warrants will cause substantial dilution to the voting power and ownership interest of the current stockholders of the Company.

Vote and Recommendation.

         Approval of the Series B Unit Offering requires (i) the affirmative vote of the holders of a majority of the votes entitled to be cast thereon present in person or by proxy at the Special Meeting (with the Common Stock and the Series A Preferred Stock voting together as a single class on an as converted basis) and (ii) the affirmative vote of the holders of at least 50% of the outstanding Series A Preferred Stock to authorize and issue the Series B Preferred Stock.

         The Purchasers have informed the Company that they intend to vote their shares on the proposal in the same proportion in favor, against and abstain as the votes cast by the stockholders of the Company, except with regard to the creation and issuance of the Series B Preferred Stock of which the Purchasers, being the only shareholders with a right to vote on such matters, have indicated they will vote in favor of such creation and issuance.


       THE BOARD OF DIRECTORS UNANIMOUS RECOMMENDS A VOTE FOR PROPOSAL 2.

                PROPOSAL 3 -- APPROVAL AN AMENDMENT OF PROCEPT'S
          CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT


Proposed Reverse Split

         The Company's Board of Directors has unanimously approved and determined to submit to the stockholders of the Company an amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), to effect a one for seven reverse stock split (a stock combination) of the Company's outstanding Common Stock (the "Reverse Split Amendment"). The Reverse Split Amendment would not affect the number of shares of Series A Preferred Stock outstanding, although the conversion rate of the Series A Preferred Stock to Common Stock would be proportionally adjusted. The Company is currently authorized to issue 30,000,000 shares of Common Stock, of which 13,722,334 were outstanding on August 25, 1997. If the Reverse Split Amendment is effected, the number of authorized shares would remain the same, but the number of shares outstanding would be decreased to approximately 1,960,333. The relative rights and preferences of the Common Stock and Series A Preferred Stock would be unaffected by the reverse split. Furthermore, the stockholders' percentage ownership of the Company and the number of Company stockholders should not materially change as a result of the Reverse Split Amendment being effected. The par value per share of Common Stock would remain at $0.01 following the reverse stock split; as a consequence, the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes would be increased.

Nasdaq Minimum Bid Price

         As amended effective August 22, 1997, Rule 4450 of the Nasdaq Marketplace Rules provides that issuers listed on the Nasdaq National Market maintain a minimum bid price of $1.00 per share for the listed stock. Nasdaq has informally indicated that it will begin to review issuers for compliance with the requirement in February 1998.

         The Company's shares of Common Stock have continuously traded below $1.00 since March 25, 1997 and may be delisted from the Nasdaq National Market unless such shares achieve a minimum bid price of $1.00 or more. The Board of Directors believes that such a delisting could adversely affect the ability of the Company to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, reduce the price at which such shares trade and the transactions costs inherent to trading shares. The Company believes that, if the Reverse Split Amendment is approved, there is a greater likelihood that the minimum bid price of the Common Stock will be maintained at a level over $1.00 per share. Even though a reverse stock split, by itself, does not impact a corporation's assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a corporation's equity capital. The Board of Directors, however, believes that this risk is off-set by the prospect that the reverse stock split will improve the likelihood that the Company will be able to maintain its Nasdaq National Market listing and may, by increasing the per share price, make an investment in the Common Stock more attractive for certain investors. There can be no assurance, however, that approval of the Reverse Split Amendment will succeed in raising the bid price of the Company's Common Stock above $1.00 per share, that such minimum price, if achieved, would be maintained, or that even if the Nasdaq's minimum bid price requirement were satisfied, the Company's Common Stock would not be delisted from the Nasdaq National Market for other reasons.

Uses for Available Shares of Common Stock

         As of August 25, 1997 there were (i) 13,722,334 shares of Common Stock outstanding; (ii) 28,000 shares of Series A Preferred Stock outstanding, currently convertible into 5,973,332 shares of Common Stock; (iii) ________________ options granted and not expired, cancelled nor exercised; and
(iv) warrants granted to purchase ____________ shares of Common Stock. As of August 25, 1997, the Company also had ___________ shares reserved for issuance upon exercise of options not yet granted under the 1989 Stock Plan, _____________ shares reserved for issuance upon exercise of options not yet granted under the Director Plan and ___________ shares reserved for issuance under its 1994 Employee Stock Purchase Plan, representing an aggregate reserve of _________ shares. In addition, as of the Approval Date, an additional 3,681,840 shares of Common Stock will be issuable on conversion of the outstanding Series A Preferred Stock and an additional 262,988 shares will be issuable on conversion of outstanding Notes, assuming, in each case, a conversion price of $0.29. Further, if and when the conversion rates and anti-dilution adjustments of the Series A Preferred Stock and anti-dilution adjustments on certain of the outstanding warrants are triggered by future events as set forth in such instruments, the numbers of shares of Common Stock issuable upon conversion or exercise of such instruments may increase.

         The Board of Directors believes that it is important to ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock to cover its current obligations to issue such shares and otherwise to be available for future use. If the Reverse Split Amendment is adopted by the stockholders, the increase in the portion of authorized shares that would be unissued (the "Increased Available Portion of Shares") would be available for issuance by the Board of Directors from time to time in the future for any proper corporate purpose, including for such corporate purposes as financings, acquisitions, employee benefit plans, stock splits and stock dividends, as the Board of Directors may deem appropriate, without the necessity of further amendment to the Restated Certificate of Incorporation or further stockholder action. The issuance of additional shares of Common Stock at prices lower than prices paid by current stockholders for their shares of Common Stock would have a dilutive effect on such existing stockholders.

         The Board of Directors anticipates that the Company will need to issue additional shares of Common Stock (or securities convertible into shares of Common Stock) during 1997 and 1998 to raise working capital. In this connection, the Company is a party to the Letter of Intent which contemplates the private placement of Series B Units after October 1, 1997. See "Proposal 2 - Approval of the Series B Unit Offering." Neither the Company nor the Placement Agent is obligated to proceed with the Series B Unit offering, and there can be no assurance that this transaction will be consummated, nor can the number of securities proposed to be issued or the pricing thereof be determined at this time. However, such private placement will not proceed if the Company has insufficient authorized capital. The Increased Available Portion of Shares would provide the Company with the flexibility to proceed with the Series B Unit offering or to issue shares in connection with other future financings. If the Reverse Split Amendment is approved at the Meeting, stockholders of the Company will not be solicited for a vote on the Series B Unit offering or any other financing transaction in which such authorized Common Stock is sold. Furthermore, the Purchasers have certain put rights with respect to convertible securities which cannot be converted due to insufficient authorized but unissued shares of Common Stock.

         The issuance of additional shares of Common Stock, while providing desirable flexibility in carrying out corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company, thereby having an anti-takeover effect. The Company could use the Increased Available Portion of Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Restated Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board of Directors.

Exchange of Stock Certificates

         If the Reverse Split Amendment is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") in implementing the exchange of certificates representing outstanding Common Stock.

         Commencing on the effective date of the Reverse Split Amendment (the "Effective Date"), holders of Common Stock will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing post-reverse split Common Stock. One share of new Common Stock will be issued in exchange for each seven presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of post-reverse split Common Stock.

Fractional Shares

         No scrip or fractional certificates will be issued in connection with the Reverse Split Amendment. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by seven will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive one additional share of Common Stock for any fractional share to which they would otherwise be entitled. As a result of the Reverse Split Amendment, stockholders who now own "round lots" may hold "odd lots" and, as a result, may be subject to increased transaction costs on the sale of their Common Stock.

         Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the Common Stock due them for fractional interests.

Federal Income Tax Consequences

         The Reverse Split Amendment should not result in the recognition of gain or loss. The holding period of the shares of postsplit Common Stock will include the stockholder's respective holding periods for the shares of pre-reverse split Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-reverse split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.

         Although not free from doubt, the above treatment should also apply with respect to additional shares received for fractional shares. However, it is possible that the receipt of additional shares could be wholly or partly taxable. Holders should consult with their own tax advisors.

No Dissenter's Rights

         Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Reverse Split Amendment.

Vote Required

         The Reverse Split Amendment must be approved by the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted basis. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the Amendment.

         The Purchasers have informed the Company that they intend to vote their shares in favor of this proposal.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.


                       DEADLINE FOR STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in Procept's proxy materials for the 1998 annual meeting, it must be received by Procept at 840 Memorial Drive, Cambridge, Massachusetts 02139, Attention: Michael J. Higgins, Chief Financial Officer, no later than December 31, 1997.


                                  OTHER MATTERS

The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

                              (FRONT OF PROXY CARD)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 29, 1997

                                  PROCEPT, INC.

         The undersigned stockholder of Procept, Inc. (the "Company") hereby appoints Stanley C. Erck, Michael J. Higgins and Lynnette C. Fallon, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held September 29, 1997, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

         This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no specification is made, this proxy will be voted for all proposals. In their discretion, the proxies are also authorized to vote upon such matters as may properly come before the meeting.

                        PLEASE SIGN AND MAIL PROXY TODAY



                         Mark Here For Address Change and Note on Reverse   [  ]


                  (Continued and to be signed on reverse side.)




                                                              [SEE REVERSE SIDE]

                             (REVERSE OF PROXY CARD)


[ X ]    Please mark your votes as this example.


                                                    FOR         AGAINST          ABSTAIN

1.       To ratify and approve                      [  ]          [  ]             [  ]
         the June 1997 Agreements.

2.       To approve the issuance                    [  ]          [  ]             [  ]
         of a maximum of 200
         units, to investors under
         a private placement to be
         conducted by the Company,
         with each unit consisting
         of 1,000 shares of Series
         B Preferred Stock and
         warrants to purchase
         333,333 shares of Common
         Stock.

3.       To approve an amendment of                 [  ]          [  ]             [  ]
         the Company's Certificate of
         Incorporation to effect a
         reverse stock split.



Signature:___________________________________________  Date:____________________


Signature:___________________________________________  Date:____________________

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                      -2-